# 2021

## Earnings Release & Supplemental Financial Data Report

## Q3

Preferred Apartment Communities, Inc. Reports Results
for Third Quarter 2021

Total Revenues
$111.0 million for Q3 2021; $345.4 million for the nine months ended September 30, 2021
______________
Net Loss Per Share
($0.92) per share for Q3 2021; ($2.30) per share for the nine months ended September 30, 2021
______________
Core FFO per Share*
$0.28 per share for Q3 2021; $0.86 per share for the nine months ended September 30, 2021
______________
AFFO Per Share*
$0.40 per share for Q3 2021; $0.75 per share for the nine months ended September 30, 2021
______________
Multifamily Same Store Results*
Same-store rental and other property revenues increased 7.5% and same-store net operating income increased 8.8% for Q3 year over year
______________
Four Multifamily Communities Acquired
During Third Quarter 2021
12,052 multifamily units now owned by PAC
______________
Sale of Seven Office Assets Closed During Third Quarter 2021
Transaction also included one office real estate loan investment
Total consideration of $725 million
______________
Guidance Raised
Core FFO range raised to $1.00 - $1.07 for full year 2021

*Core FFO and AFFO results are per weighted-average share and Class A OP Unit outstanding. Core FFO, AFFO and same-store net operating income are non-GAAP measures that are defined beginning on page S-19.
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Atlanta, GA, November 8, 2021
    Preferred Apartment Communities, Inc. (NYSE: APTS) ("we," "our," the "Company," "Preferred Apartment Communities" or "PAC") today reported results for the quarter ended September 30, 2021. Unless otherwise indicated, all per share results are reported based on the basic weighted average shares of Common Stock and Class A Units ("Class A Units") of the Preferred Apartment Communities Operating Partnership (our "Operating Partnership") outstanding. See Definitions of Non-GAAP Measures on page S-19.

“The third quarter was an extremely active one for PAC as we continue to execute on our strategic capital recycling initiatives. After completing the sale of the vast majority of our office properties, we immediately put into play our plan to recycle capital into high-quality Sunbelt multifamily assets and with calls and redemptions of Series A Preferred stock in excess of $300 million. As a result of our redeployment efforts, we now have a simplified portfolio with higher embedded organic growth opportunities and lower capital requirements, as well as improved balance sheet flexibility. Our Sunbelt market focus continues to provide an excellent fundamental backdrop in the form of long-term population and job growth, which contributes to sustained high occupancy and NOI growth in our assets. These fundamentals and the quality and vintage of our multifamily portfolio are continuing to produce strong results, with top line same store revenue growth of 7.5% and same-store NOI growth of 8.8%. For the third quarter, our same-store properties had 24.1% rent growth for new leases and 8.8% for renewals for a blended 15.6% increase. This rent growth we saw in the third quarter has continued into October as our new leases are up 25.6% and our renewals have increased 13.3% for a blended 18.6% increase. We look forward to building on these achievements for the balance of the year and into 2022 and beyond.” stated Joel Murphy, Preferred Apartment Communities Chairman and Chief Executive Officer.

Conference Call and Supplemental Data

    We will hold our quarterly conference call on Tuesday, November 9, 2021 at 11:00 a.m. Eastern Time to discuss our third quarter 2021 results. To participate in the conference call, please dial in to the following:

Live Conference Call Details
Dial-in Number: 1-877-883-0383
International Dial-in Number: 1-412-902-6506
Company: Preferred Apartment Communities, Inc.
Date: Tuesday, November 9, 2021
Time: 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)
Passcode: 5239504

    The live broadcast of PAC's third quarter 2021 conference call will be available online on a listen-only basis at the company's website, www.pacapts.com, under "Investors" and then click on the "News and Events" heading.

A replay of the call will be archived on PAC's' website under Investors/News and Events/Events.

For Further Information

Paul Cullen
Executive Vice President-Investor Relations
Chief Marketing Officer
investorrelations@pacapts.com
770-818-4144

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Operating Results

    Our operating results are presented below.

	Three months ended September 30,		% change	Nine months ended September 30,		% change
	2021	2020		2021	2020

Revenues (in thousands)	$111,012	$126,452	(12.2)%	$345,418	$380,314	(9.2)%

Per share data:
Net income (loss) (1)	$(0.92)	$(0.79)	—	$(2.30)	$(6.21)	—
FFO (2)	$(0.31)	$0.17	—	$0.07	$(3.17)	—
Core FFO (2)	$0.28	$0.26	7.7%	$0.86	$0.77	11.7%
AFFO (2)	$0.40	$0.07	471.4%	$0.75	$0.58	29.3%
Dividends (3)	$0.175	$0.175	—	$0.525	$0.6125	(14.3)%

(1) Per weighted average share of Common Stock outstanding for the periods indicated.
(2) FFO, Core FFO and AFFO results are presented per basic weighted average share of Common Stock and Class A Unit in our Operating Partnership outstanding for the periods indicated. See Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders beginning on page S-3 and Definitions of Non-GAAP Measures beginning on page S-19.
(3) Per share of Common Stock and Class A Unit outstanding.

Financial

•Our total revenues for the quarter ended September 30, 2021 decreased approximately $15.4 million, or 12.2%, to $111.0 million from the quarter ended September 30, 2020, due to the absence of revenues from the eight student housing properties that we sold on November 3, 2020 and the seven office properties and one real estate loan investment that we sold during the third quarter 2021. The student housing properties contributed approximately $12.5 million, or 9.9% of our total revenues and the disposed office properties and real estate loan investment contributed approximately $17.3 million, or 13.7% of our total revenues for the quarter ended September 30, 2020. Excluding the contributions of these disposed assets, our year-over-year total revenues would have increased $7.7 million, or 8%.

•Our net loss per share was $(0.92) and $(0.79) for the three-month periods ended September 30, 2021 and 2020, respectively. Funds From Operations, or FFO, was $(0.31) and $0.17 per weighted average share of Common Stock and Class A Unit outstanding for the three months ended September 30, 2021 and 2020, respectively. The decrease in FFO per share was driven by:

*deemed dividends due to calls and cash redemptions of our preferred stock of $(0.51) per share;
*lower FFO resulting from the sale of our student housing properties in the fourth quarter 2020 and seven office properties and one real estate loan investment in the third quarter of 2021 of $(0.14) per share;
*partially offset by lower cash dividend requirements on our preferred stock of $0.13 per share; and
*improved multifamily same-store results of $0.04 per share.

•Our Core FFO per share increased to $0.28 for the third quarter 2021 from $0.26 for the third quarter 2020, due to:

*lower cash dividend requirements on our preferred stock of $0.13 per share;
*improved multifamily same-store results of $0.04 per share; and
*lower FFO resulting from the sale of our student housing properties in the fourth quarter 2020 and seven office properties and one real estate loan investment in the third quarter of 2021 of $(0.14) per share.

•Our AFFO per share increased to $0.40 for the third quarter 2021 from $0.07 for the third quarter 2020 due to:

*accrued interest income received of $0.16 per share;
*lower cash dividend requirements on our preferred stock of $0.13 per share;
*cash received from purchase option termination agreements of $0.06 per share;
*smaller adjustments to remove non-cash revenues from amortization of deferred revenues, straight-line rent adjustments, above and below market leases and lease inducements of $0.05;
*improved multifamily same-store results of $0.04 per share; and
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*lower FFO resulting from the sale of our student housing properties in the fourth quarter 2020 and seven office properties and one real estate loan investment in the third quarter of 2021 of $(0.14) per share.

•Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 63.7% and our Core FFO payout ratio to our preferred stockholders was approximately 79.5% for the third quarter 2021. (A)

•Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 44.6% and our AFFO payout ratio to our preferred stockholders was approximately 73.1% for the third quarter 2021.

•As of September 30, 2021, our total assets were approximately $3.7 billion, a net decrease from our total assets of approximately $4.7 billion at September 30, 2020, that primarily resulted from the sale of seven office properties during the third quarter 2021 and of our student housing portfolio during the fourth quarter 2020, offset by the acquisition of five multifamily communities (net of dispositions).

(A) We calculate the Core FFO and AFFO payout ratios to Common Stockholders as the ratio of Common Stock dividends and distributions to Core FFO and AFFO. We calculate the Core FFO and AFFO payout ratios to preferred stockholders as the ratio of Preferred Stock dividends to the sum of Preferred Stock dividends and Core FFO and AFFO. Since our operations resulted in a net loss from continuing operations for the periods presented, a payout ratio based on net loss is not calculable. See Definitions of Non-GAAP Measures on page S-19.

Operational

•Our multifamily communities' same-store rental and other property revenues increased 7.5%, same-store property operating expenses increased 5.7% and same-store net operating income increased 8.8% for the quarter ended September 30, 2021 versus 2020. Our same-store multifamily communities include all our multifamily communities except Artisan at Viera, The Menlo, The Blake, Parkside at the Beach, Horizon at Wiregrass, The Ellison, Alleia at Presidio, The Anson, The Kingson, and Chestnut Farm, all of which were acquired in the last 26 months.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 24.1% and 8.8% respectively and 15.6% blended for third quarter 2021 as compared to the expiring leases, excluding shorter-term leases of six months or less.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 25.6% and 13.3% respectively and 18.6% blended for October 2021 as compared to the expiring leases, excluding shorter-term leases of six months or less.

•As of September 30, 2021, the average age of our multifamily communities was approximately 6.1 years, which we believe is the youngest in the public multifamily REIT industry.

•As of September 30, 2021, all of our owned multifamily communities had achieved stabilization except for The Ellison (that was acquired on June 30, 2021), and Alleia at Presidio, The Anson, The Kingson, and Chestnut Farm, which were all acquired during the third quarter 2021. We define stabilization as reaching 93% occupancy for all three consecutive months within a single quarter.

•The average physical occupancy of our same-store multifamily communities increased to 97.1% for the three-month period ended September 30, 2021 from 95.6% for the three-month period ended September 30, 2020 and 96.8% for the three-month period ended June 30, 2021.

•Our average recurring rental revenue collections were approximately 99.2% for multifamily communities and 99.2% for grocery-anchored retail properties for the third quarter 2021.

Financing and Capital Markets

•As of September 30, 2021, approximately 95.1% of our permanent property-level mortgage debt has fixed interest rates and approximately 0.9% has variable interest rates which are capped. We believe we are well protected against potential increases in market interest rates. Our overall weighted average interest rate for our mortgage debt portfolio was 3.3% for multifamily communities, 4.2% for office properties, 3.9% for grocery-anchored retail properties and 3.5% in the aggregate.
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•During the third quarter 2021, we issued and sold an aggregate of 37,009 shares of preferred stock and redeemed or called an aggregate of 305,802 shares of preferred stock, resulting in a net reduction of 268,793 outstanding shares of preferred stock, for a net redemption of approximately $272.0 million.

•At September 30, 2021, our leverage, as measured by the ratio of our debt to the undepreciated book value of our total assets, was approximately 57.6%.

•At September 30, 2021, we had $200.0 million available to be drawn on our revolving line of credit.

•During the third quarter 2021, we issued and sold an aggregate of 1,167,626 shares of Common Stock under our 2019 ATM Offering, generating gross proceeds of approximately $12.9 million and, after deducting commissions and other costs, net proceeds of approximately $12.7 million.

Significant Transactions
•During the third quarter 2021, we closed on the acquisition of four multifamily communities and the disposition of one multifamily community:

Multifamily Community	Location	Units
Acquisitions:
Alleia at Presidio	Fort Worth, Texas	231
The Anson	Nashville, Tennessee	301
The Kingson	Fredericksburg, Virginia	240
Chestnut Farm	Charlotte, North Carolina	256

Total		1,028

Disposition:
Vineyards	Houston, Texas	369

•
•During the third quarter 2021, we closed on the disposition of the following office buildings:

Property	Location	Gross Leasable Area ("GLA"), SF
Galleria 75	Atlanta, Georgia	111,000
150 Fayetteville	Raleigh, North Carolina	560,000
Capitol Towers	Charlotte, North Carolina	479,000
CAPTRUST Tower	Raleigh, North Carolina	300,000
Morrocroft Centre	Charlotte, North Carolina	291,000
Armour Yards Portfolio (1)	Atlanta, Georgia	222,000

Total		1,963,000

(1) Includes the Armour Yards and the 251 Armour Yards assets.

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•During the third quarter 2021, we received the full principal and interest amounts due from the repayment of eleven real estate loan investments associated with six properties that totaled approximately $114.1 million, plus purchase option termination fee proceeds of approximately $5.4 million. These transactions collectively returned approximately $119.5 million of capital to us during the third quarter for investment, preferred stock redemptions, or other corporate purposes. Of the six properties represented by these loan payoffs, we acquired three of the assets.

•On August 11, 2021, we originated a real estate loan investment of up to approximately $23.2 million, in support of the development of a 352-unit multifamily community in suburban Atlanta, Georgia.

Subsequent to Quarter End

•On October 14, 2021, we closed on a real estate loan investment of up to approximately $16.6 million supporting a 337-unit second phase of The Menlo multifamily community in Jacksonville, Florida.

•On October 21, 2021, we closed on supplemental notes payable (i) with a principal amount of approximately $7.3 million supporting our Retreat at Greystone multifamily community that bears a fixed interest rate of 3.47% per annum and matures on December 1, 2024 and (ii) with a principal amount of approximately $3.7 million supporting our Aldridge at Town Village multifamily community that bears a fixed interest rate of 3.46% per annum and matures on November 1, 2024.

•On October 28, 2021, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, payable on January 14, 2022 to stockholders of record on December 15, 2021.

•Between October 1, 2021 and October 31, 2021, we issued 49,049 shares of Common Stock under the 2019 ATM Offering at an average price of $12.43 per share, for aggregate gross proceeds of approximately $610,000 and, after deducting commissions and other costs, net proceeds of approximately $600,000.

•Between October 1, 2021 and October 31, 2021, we issued 2,882 shares of Series M1 Preferred Stock and collected net proceeds of approximately $2.8 million after commissions and fees. During the same period, we redeemed 2,001 shares of Series A Preferred Stock, 267 mShares, 8 shares of Series A1 Preferred Stock, and 193 shares of Series M1 Preferred Stock.

•On November 1, 2021, we repaid the mortgage debt in the amount of $27.4 million supporting our Champions Village grocery-anchored shopping center, and on November 2, 2021, we financed our Woodstock Crossing grocery-anchored shopping center with a $5.3 million mortgage bearing interest at a fixed rate of 2.89% per annum that matures on December 1, 2026.

•On November 3, 2021, we closed on a real estate loan investment of up to $9.1 million, in support of a 246-unit multifamily community located in the Atlanta, Georgia MSA.

2021 Guidance

    Net income (loss) per share - We are continuing to add properties and real estate loan investments to our real estate portfolio and the specific timing of the closing of acquisitions is difficult to predict. Acquisition activity by its nature can cause material variation in our reported depreciation and amortization expense and interest income. Since net income (loss) per share is calculated net of depreciation and amortization expense, our net income (loss) results can fluctuate, possibly significantly, depending upon the timing of the closing of acquisitions. For this reason, we are unable to reasonably forecast this measure or provide a reconciliation of our projected FFO per share to this measure.
    Core FFO - We are revising our guidance today to reflect the impact of the third quarter’s performance and milestones. We now expect Core FFO per share in the range of $1.00 to $1.07 for the full year 2021, reflecting a general increase in our expectation and a tightening of the range as we close in on the end of the year.

Underpinning this guidance are the following updated assumptions:

•Same Store Multifamily NOI Growth of 5.5% to 7% -- We are raising the low end of the range from our prior range of 5.0% to 7.0%,
•$300MM to $400MM of acquisitions of multifamily properties, unchanged from previous guidance and
•New real estate loan investment originations of $50-$100MM, which is also unchanged from previous guidance.

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Our guidance continues to include the impact of purchase option terminations revenues and CECL reserve reversals as a result of real estate loan investments being repaid, which in combination with the accelerating growth in the multifamily portfolio, is helping to offset the dilution of the office portfolio sale in the short term. The increase in purchase option revenue represents a significant acceleration of payoffs and acquisitions of properties that were originally contemplated in 2022. This acceleration will have a material benefit to our results in 2021, to the detriment of the results in 2022. These one-time items will be very difficult to replace going forward, as we have fewer purchase option termination revenue opportunities in our loan investment portfolio today. In addition, as we discussed last quarter, our largest loan investment in San Jose, California is scheduled to mature in Q1 2022. There is a chance it will pay off in Q4 2021, which would have a dramatic impact on both 2021 results to the positive, and 2022 results to the negative.

AFFO, Core FFO and FFO are calculated after deductions for all preferred stock dividends. Reconciliations of net income (loss) attributable to common stockholders to FFO, Core FFO and AFFO for the three-month and nine-month periods ended September 30, 2021 and 2020 appear beginning on page S-3 of the attached report, as well as on our website using the following link:

    https://investors.pacapts.com/q3-2021-quarterly-supplemental-financial-data

Real Estate Assets

    At September 30, 2021, our portfolio of owned real estate assets and potential additions from purchase options or rights of first offer we held from our real estate loan investments consisted of:

	Owned as of September 30, 2021 (1)	Potential additions (2)	Potential total
Residential properties:
Properties	41	7	48
Units	12,052	2,129	14,181
Grocery-anchored shopping centers:
Properties	54	—	54
Gross leasable area (square feet)	6,208,278	—	6,208,278
Office buildings: (3)
Properties	3	—	3
Rentable square feet	1,241,000	—	1,241,000
Land	1	—	1

(1) One multifamily community and two grocery-anchored shopping centers are owned through consolidated joint ventures. One grocery-anchored shopping center is an investment in an unconsolidated joint venture.

(2) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(3) Seven of our office properties and a real estate loan investment supporting the 8West office building were sold during the third quarter 2021.

Same-Store Financial Data

    The following charts present same-store operating results for the Company’s multifamily communities. We define our population of same-store multifamily communities as those that have achieved occupancy at or above 93% for all three consecutive months within a single quarter ("stabilized") before the beginning of the prior year and that have been owned for at least 15 full months as of the end of the first quarter of the current year, enabling comparisons of the current year quarterly and annual reporting periods to the prior year comparative periods. The Company excludes the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period.

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For the periods presented, same-store operating results consist of the operating results of the multifamily communities listed on page S-13, comprising an aggregate 9,222 units, or 76.5% of our multifamily units.

Same-store net operating income is a non-GAAP measure that is most directly comparable to net income (loss), as shown in the reconciliation below. See Definitions of Non-GAAP Measures on page S-19.

Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Three months ended:
(in thousands)	9/30/2021	9/30/2020

Net income (loss)	$10,025	$(3,602)
Add:
Equity stock compensation	817	582
Depreciation and amortization	39,639	51,794
Interest expense	24,847	29,879
Corporate G&A and other	7,772	7,203
(Income) loss from unconsolidated joint venture	187	120
Management Internalization	242	577
Allowance for expected credit losses	265	(152)
Less:
Interest revenue on notes receivable	11,241	10,649
Interest revenue on related party notes receivable	415	609
Miscellaneous revenues	306	363
Gain on sale of real estate	7,942	3,261
Gain on land condemnation	—	49
Loss on sale of real estate loan investment	(12)	—
Loss on extinguishment of debt	—	(518)

Property net operating income	63,902	71,988
Less:
Non same-store property revenues	(55,479)	(74,285)
Add:
Non same-store property operating expenses	16,965	25,640

Same-store net operating income	$25,388	$23,343

Multifamily Communities' Same-Store NOI

	Three months ended:
(in thousands)	9/30/2021	9/30/2020	$ change	% change
Revenues:
Rental and other property revenues	$43,573	$40,546	$3,027	7.5%

Operating expenses:
Property operating and maintenance	7,554	7,130	424	5.9%
Payroll	3,451	3,247	204	6.3%
Real estate taxes and insurance	7,180	6,826	354	5.2%
Total operating expenses	18,185	17,203	982	5.7%

Same-store net operating income	$25,388	$23,343	$2,045	8.8%

Same-store average physical occupancy	97.1%	95.6%		1.5%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

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Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Nine months ended:
(in thousands)	9/30/2021	9/30/2020

Net income (loss)	$8,873	$(199,075)
Add:
Equity stock compensation	2,316	1,058
Depreciation and amortization	130,198	153,096
Interest expense	79,134	90,608
Management fees	—	3,099
Corporate G&A and other	23,007	20,978
(Income) loss from unconsolidated joint venture	556	120
Management Internalization	727	179,828
Allowance for expected credit losses	(58)	5,463
Waived asset management and general and administrative expense fees	—	(1,136)
Less:
Interest revenue on notes receivable	34,567	34,495
Interest revenue on related party notes receivable	1,230	3,750
Miscellaneous revenues	951	3,798
Gain on sale of real estate	8,740	3,261
Gain on land condemnation	—	528
Loss on sale of real estate loan investment	(12)	—
Loss on extinguishment of debt	—	(6,674)

Property net operating income	199,277	214,881
Less:
Non same-store property revenues	(181,586)	(216,870)
Add:
Non same-store property operating expenses	56,169	72,590

Same-store net operating income	$73,860	$70,601

Multifamily Communities' Same-Store NOI

	Nine months ended:
(in thousands)	9/30/2021	9/30/2020	$ change	% change
Revenues:
Rental and other property revenues	$127,085	$121,401	$5,684	4.7%

Operating expenses:
Property operating and maintenance	21,684	20,658	1,026	5.0%
Payroll	9,828	9,457	371	3.9%
Real estate taxes and insurance	21,713	20,685	1,028	5.0%
Total operating expenses	53,225	50,800	2,425	4.8%

Same-store net operating income	$73,860	$70,601	$3,259	4.6%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

Dividends

Quarterly Dividends on Common Stock and Class A OP Units

    On August 6, 2021, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, which was paid on October 15, 2021 to stockholders of record as of September 15, 2021. In conjunction with the Common Stock dividend, our operating partnership declared a distribution on its Class A Units of $0.175 per unit for the third quarter 2021, which was paid on October 15, 2021 to all Class A Unit holders of record as of September 15, 2021.

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Monthly Dividends on Preferred Stock

    We declared monthly dividends of $5.00 per share on our Series A Preferred Stock, which totaled approximately $52.3 million for the third quarter 2021 and represents a 6% annual yield. We declared monthly dividends of $5.00 per share on our Series A1 Preferred Stock, which totaled approximately $3.6 million for the third quarter 2021 and also represents a 6% annual yield. We declared dividends totaling approximately $1.4 million on our Series M Preferred Stock, or mShares, for the third quarter 2021. The mShares have a dividend rate that escalates from 5.75% in year one of issuance to 7.50% in year eight and thereafter. We declared dividends totaling approximately $0.5 million on our Series M1 Preferred Stock for the third quarter 2021. The Series M1 Preferred Stock has a dividend rate that escalates from 6.1% in year one of issuance to 7.1% in year ten and thereafter.

Forward-Looking Statements

    “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Estimates of future earnings, guidance, redemptions of Series A Preferred Stock, potential additions of properties from purchase options and rights of first offer from our real estate loan investments, goals and performance are, by definition, and certain other statements in this Earnings Release and Supplemental Financial Data Report may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions to be materially different from the results, guidance, goals, performance, achievements or transactions expressed or implied by the forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "may," "trend," "will," "expects," "plans," "estimates," "anticipates," "projects," "intends," "believes," "strategy," "goals," "objectives," "outlook" and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the COVID-19 pandemic, including any variants, and related federal, state and local government actions on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 or any variants thereof; and (c) those disclosed in PAC's filings with the SEC. Factors that impact such forward-looking statements include, among others, our business and investment strategy; legislative or regulatory actions; the state of the U.S. economy generally or in specific geographic areas; economic trends and economic recoveries; changes in operating costs, including real estate taxes, utilities and insurance costs; our ability to obtain and maintain debt or equity financing; financing and advance rates for our target assets; our leverage level; changes in the values of our assets; the occurrence of natural or man-made disasters; availability of attractive investment opportunities in our target markets; our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; availability of quality personnel; our understanding of our competition and market trends in our industry; and interest rates, real estate values, the debt securities markets and the general economy.

    Except as otherwise required by the federal securities laws, we assume no liability to update the information in this Earnings Release and Supplemental Financial Data Report.

    We refer you to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 that was filed with the SEC on March 1, 2021, which discuss various factors that could adversely affect our financial results. Such risk factors and information may be updated or supplemented by our Form 10-K, Form 10-Q and Form 8-K filings and other documents filed from time to time with the SEC.

COVID-19

Our percentages of rent collected remained stabilized at or near pre-pandemic levels during the third quarter 2021. While the impacts of COVID-19 and its variants are continuing, the effects on our operations have been manageable and we believe this condition will persist, barring a dramatic change in the trajectory of the pandemic. The Company is continuing to monitor the spread and impact of the variants of COVID-19 as well as vaccination rates in its markets.

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 10

Additional Information

    The SEC has declared effective the registration statement filed by the Company for each of our public offerings. Before you invest, you should read the final prospectus, and any prospectus supplements forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, will arrange to send you a prospectus with respect to the Series A1/M1 Offering upon request by contacting John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Series A1/M1 Offering, dated October 22, 2019, can be accessed through the following link:

    https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 11

Table of Contents

Consolidated Statements of Operations	S-2
Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-3
Notes to Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-5
Consolidated Balance Sheets	S-7
Consolidated Statements of Cash Flows	S-8
Real Estate Loan Investment Portfolio	S-10
Mortgage Indebtedness	S-12
Multifamily Communities	S-13
Capital Expenditures	S-15
Grocery-Anchored Shopping Center Portfolio	S-16
Office Building Portfolio	S-18
Definitions of Non-GAAP Measures	S-19

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 1

Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(In thousands, except per-share figures)	2021	2020
Revenues:
Rental and other property revenues	$99,050	$114,831
Interest income on loans and notes receivable	11,241	10,649
Interest income from related parties	415	609
Miscellaneous revenues	306	363

Total revenues	111,012	126,452

Operating expenses:
Property operating and maintenance	14,956	19,437
Property salary and benefits	4,929	6,054
Property management costs	757	983
Real estate taxes and insurance	14,506	16,369
General and administrative	7,772	7,203
Equity compensation to directors and executives	817	582
Depreciation and amortization	39,639	51,794
Allowance for expected credit losses	265	(152)
Management Internalization expense	242	577

Total operating expenses	83,883	102,847

Operating income before loss from unconsolidated joint venture and
gains on sales of real estate	27,129	23,605
Loss from unconsolidated joint venture	(187)	(120)
Gain on sale of real estate, net	7,942	3,261
Operating income	34,884	26,746
Interest expense	24,847	29,879
Loss on extinguishment of debt	—	(518)
Gain on land condemnation	—	49
Loss on sale of real estate loan investment	(12)	—

Net income (loss)	10,025	(3,602)
Net (income) loss attributable to non-controlling interests	(48)	108
Net income (loss) attributable to the Company	9,977	(3,494)

Dividends to preferred stockholders	(57,859)	(35,909)
Earnings attributable to unvested restricted stock	(117)	(96)

Net loss attributable to common stockholders	(47,999)	$(39,499)

Net loss per share of Common Stock available to
common stockholders, basic and diluted	$(0.92)	$(0.79)

Weighted average number of shares of Common Stock outstanding,
basic and diluted	52,455	49,689

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Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders
		Three months ended September 30,
(In thousands, except per-share figures)		2021	2020

Net loss attributable to common stockholders (See note 1)		$(47,999)	$(39,499)

Add:	Depreciation of real estate assets	32,807	41,282
	Amortization of acquired intangible assets and deferred leasing costs	6,613	9,978
	Net (income) loss attributable to Class A Unitholders (See note 2)	94	(50)
	Gain on sale of real estate	(7,942)	(3,261)
FFO attributable to common stockholders and unitholders		(16,427)	8,450

	Acquisition and pursuit costs	—	3
	Loan cost amortization on acquisition line of credit and loan coordination fees (See note 3)	380	505
	Payment of costs related to property refinancing	388	509
	Internalization costs (See note 4)	242	577
	Deemed dividends for redemptions of and non-cash dividends on preferred stock, plus
	expenses incurred on calls of preferred stock (See note 5)	30,332	3,107
	Expenses related to the COVID-19 global pandemic (See note 6)	34	138
Core FFO attributable to common stockholders and unitholders		14,949	13,289

Add:	Non-cash equity compensation to directors and executives	817	582
	Amortization of loan closing costs (See note 7)	1,244	1,288
	Depreciation/amortization of non-real estate assets	445	621
	Net loan origination fees received (See note 8)	684	415
	Deferred interest income received (See note 9)	9,094	375
	Amortization of lease inducements (See note 10)	449	448
	Cash received in excess of (exceeded by) amortization of purchase option termination revenues (See note 11)	2,754	(421)
Less:	Non-cash loan interest income (See note 12)	(2,330)	(3,317)
	Non-cash income for current expected credit losses (See note 13)	(149)	(761)
	Cash paid for loan closing costs	(150)	(106)
	Amortization of acquired real estate intangible liabilities and straight-line rent adjustments (See note 14)	(2,401)	(4,887)
	Amortization of deferred revenues (See note 15)	(940)	(940)
	Normally recurring capital expenditures (See note 16)	(3,145)	(2,983)

AFFO attributable to common stockholders and Unitholders		$21,321	$3,603

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$9,432	$8,876
	Distributions to Unitholders (See note 2)	87	130
	Total	$9,519	$9,006

Common Stock dividends and Unitholder distributions per share		$0.1750	$0.1750

FFO per weighted average basic share of Common Stock and Unit outstanding		$(0.31)	$0.17
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.28	$0.26
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.40	$0.07

Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	52,455	49,689
	Class A Units	497	742
	Common Stock and Class A Units	52,952	50,431

	Diluted Common Stock and Class A Units (See note 17)	53,472	50,433

Actual shares of Common Stock outstanding, including 662 and 548 unvested shares
of restricted Common Stock at September 30, 2021 and 2020, respectively.		53,559	50,449
Actual Class A Units outstanding at September 30, 2021 and 2020, respectively.		496	742
	Total	54,055	51,191

See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.
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Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders
		Nine months ended September 30,
(In thousands, except per-share figures)		2021	2020

Net loss attributable to common stockholders (See note 1)		$(117,175)	$(300,270)

Add:	Depreciation of real estate assets	105,616	122,053
	Amortization of acquired intangible assets and deferred leasing costs	23,809	28,933
	Net (income) loss attributable to Class A Unitholders (See note 2)	77	(3,393)
	Gain on sale of real estate	(8,740)	(3,261)
FFO attributable to common stockholders and unitholders		3,587	(155,938)
	Acquisition and pursuit costs	5	381
	Loan cost amortization on acquisition line of credit and loan coordination fees (See note 3)	1,286	1,711
	Payment of costs related to property refinancing	506	7,372
	Internalization costs (See note 4)	727	179,828
	Deemed dividends for redemptions of and non-cash dividends on preferred stock, plus
	expenses incurred on calls of preferred stock (See note 5)	38,269	6,423
	Expenses related to the COVID-19 global pandemic (See note 6)	115	586
	Earnest money forfeited by prospective asset purchaser	—	(2,750)
Core FFO attributable to common stockholders and unitholders		44,495	37,613

Add:	Non-cash equity compensation to directors and executives	2,316	1,058
	Non-cash (income) expense for current expected credit losses (See note 13)	(1,288)	3,647
	Amortization of loan closing costs (See note 7)	3,701	3,631
	Depreciation/amortization of non-real estate assets	1,336	1,793
	Net loan origination fees received (See note 8)	1,887	882
	Deferred interest income received (See note 9)	13,580	8,652
	Amortization of lease inducements (See note 10)	1,349	1,334
	Earnest money forfeited by prospective asset purchaser	—	2,750
	Cash received in excess of (exceeded by) amortization of purchase option termination revenues (See note 11)	2,777	(96)
Less:	Non-cash loan interest income (See note 12)	(8,113)	(9,445)
	Cash paid for loan closing costs	(2,041)	(106)
	Amortization of acquired real estate intangible liabilities and straight-line rent adjustments (See note 14)	(8,964)	(13,684)
	Amortization of deferred revenues (See note 15)	(2,821)	(2,821)
	Normally recurring capital expenditures (See note 16)	(9,475)	(6,525)

AFFO attributable to common stockholders and Unitholders		$38,739	$28,683
Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	27,682	29,991
	Distributions to Unitholders (See note 2)	270	463
	Total	27,952	30,454

Common Stock dividends and Unitholder distributions per share		$0.5250	$0.6125

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.07	$(3.17)
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.86	$0.77
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.75	$0.58
Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	51,011	48,351
	Class A Units	547	776
	Common Stock and Class A Units	51,558	49,127

	Diluted Common Stock and Class A Units (See note 17)	51,945	49,144
Actual shares of Common Stock outstanding, including 662 and 548 unvested shares
of restricted Common Stock at September 30, 2021 and 2020, respectively.		53,559	50,449
Actual Class A Units outstanding at September 30, 2021 and 2020, respectively.		496	742
	Total	54,055	51,191

See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.
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Notes to Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to
Net Loss Attributable to Common Stockholders

1)Rental and other property revenues and property operating expenses for the three months ended September 30, 2021 include activity for the properties acquired since September 30, 2020. Rental and other property revenues and expenses for the three-month and nine-month periods ended September 30, 2020 include activity for the acquisitions made during that period only from their respective dates of acquisition.

2)Non-controlling interests in our Operating Partnership, consisted of a total of 496,269 Class A Units as of September 30, 2021. Included in this total are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center. The remaining Class A units were awarded primarily to our key executive officers. The Class A Units are apportioned a percentage of our financial results as non-controlling interests. The weighted average ownership percentage of these holders of Class A Units was calculated to be 0.94% and 1.47% for the three-month periods ended September 30, 2021 and 2020, respectively.

3)     We paid loan coordination fees to Preferred Apartment Advisors, LLC, (our "Former Manager") to reflect the administrative effort involved in arranging debt financing for acquired properties prior to the Internalization Transaction (defined in note 4 below). The fees were calculated as 0.6% of the amount of any mortgage indebtedness on newly-acquired properties or refinancing and are amortized over the lives of the respective mortgage loans. This non-cash amortization expense is an addition to FFO in the calculation of Core FFO and AFFO. At September 30, 2021, aggregate unamortized loan coordination fees were approximately $8.3 million, which will be amortized over a weighted average remaining loan life of approximately 10.2 years.

4)    This adjustment reflects the add-back of (i) consideration paid to the owners of the Former Manager and NMP Advisors, LLC (our "Former Sub-Manager"), (ii) accretion of the discount on the deferred liability payable to the owners of the Former Manager and (iii) due diligence and pursuit costs incurred by the Company related to the internalization of the functions performed by the Former Manager and Former Sub-Manager (the "Internalization Transaction").

5)    This additive adjustment removes the effect of deemed dividends that arise from cash calls and redemptions of preferred stock. For preferred stock shares that are called by the Company or redeemed by the holder, the Company records a deemed dividend for the difference between the redemption of the share at its face value, net of any redemption discount, as compared to the carrying value of the share on the Company’s consolidated balance sheets. Also included in this adjustment is the adding back of expenses incurred related to effecting calls of preferred stock.

6)    This additive adjustment to FFO consists of non-recurring costs for signage, cleaning and supplies necessary to create and maintain work environments necessary to adhere to CDC guidelines during the current COVID-19 pandemic. Since we do not expect to incur similar costs once the COVID-19 pandemic has subsided, we add these costs back to FFO in our calculation of Core FFO.

7)    We incur loan closing costs on our existing mortgage loans, which are secured on a property-by-property basis by each of our acquired real estate assets, and also for occasional amendments to our syndicated revolving line of credit with Key Bank National Association, or our Revolving Line of Credit. These loan closing costs are also amortized over the lives of the respective loans and the Revolving Line of Credit, and this non-cash amortization expense is an addition to FFO in the calculation of AFFO. Neither we nor the Operating Partnership have any recourse liability in connection with any of the mortgage loans, nor do we have any cross-collateralization arrangements with respect to the assets securing the mortgage loans, other than security interests in 49% of the equity interests of the subsidiaries owning such assets, granted in connection with our Revolving Line of Credit, which provides for full recourse liability. At September 30, 2021, unamortized loan costs on all the Company's indebtedness were approximately $30.4 million, which will be amortized over a weighted average remaining loan life of approximately 8.0 years.

8) We receive loan origination fees in conjunction with the origination of certain real estate loan investments. The total fees received are additive adjustments to Core FFO in our calculation of AFFO.

9) Over the lives of certain loans, we accrue additional interest amounts that become due to us at the time of repayment of the loan or refinancing of the property, or when the property is sold. Once received from the borrower, the amount of additional accrued interest becomes an additive adjustment to Core FFO in our calculation of AFFO.

10)    This adjustment removes the non-cash amortization of costs incurred to induce tenants to lease space in our office buildings and grocery-anchored shopping centers.

11)    Occasionally we receive fees in exchange for the termination of our purchase options related to certain multifamily communities. These fees are recorded as revenue over the period beginning on the date of termination until the earlier of (i) the maturity of the real estate loan investment and (ii) the sale of the property. The receipt of the cash termination fees are an additive adjustment in our calculation of AFFO and the removal of non-cash revenue from the recognition of the termination fees are a reduction to Core FFO in our calculation of AFFO; both of these adjustments are presented in a single net number within this line. For periods in which recognized termination fee revenues exceeded the amount of cash received, a negative adjustment is shown to Core FFO in our calculation of AFFO; for periods in which cash received exceeded the amount of recognized termination fee revenues, an additive adjustment is shown to Core FFO in our calculation of AFFO.

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12) Loan origination fees (described in note 8 above) are recognized as revenue over the lives of the applicable loans as adjustments of yield using the effective interest method. Similarly, the accrual of additional interest amounts (described in note 9 above) are recognized beginning from loan inception through the repayment of the loan or the refinancing or sale of the underlying property. This adjustment removes the effect of both these types of non-cash loan interest income from Core FFO in our calculation of AFFO.

13)    Effective January 1, 2020, we adopted ASU 2016-03, which requires us to estimate the amount of future credit losses we expect to incur over the lives of our real estate loan investments at the inception of each loan. This loss reserve may be adjusted upward or downward over the lives of our loans and therefore the aggregate net adjustment for each period could be positive (removing the non-cash effect of a net increase in aggregate loss reserves) or negative (removing the non-cash effect of a net decrease in aggregate loss reserves) in these adjustments to Core FFO in calculating AFFO.

14)    This adjustment reflects straight-line rent adjustments and the reversal of the non-cash amortization of below-market and above-market lease intangibles, which were recognized in conjunction with our acquisitions and which are amortized over the estimated average remaining lease terms from the acquisition date for multifamily communities and over the remaining lease terms for grocery-anchored shopping center assets and office buildings. At September 30, 2021, the balance of unamortized below-market lease intangibles was approximately $37.1 million, which will be recognized over a weighted average remaining lease period of approximately 8.3 years.

15)    This adjustment removes the non-cash amortization of deferred revenue recorded by us in conjunction with Company-owned lessee-funded tenant improvements in our office buildings.

16)    We deduct from Core FFO normally recurring capital expenditures that are necessary to maintain our assets’ revenue streams in the calculation of AFFO. This adjustment also deducts from Core FFO capitalized amounts for third party costs during the period to originate or renew leases in our grocery-anchored shopping centers and office buildings. This adjustment includes approximately $21,000 and $59,000 of recurring capitalized expenditures incurred at our corporate offices during the three-month and nine-month periods ended September 30, 2021, respectively. No adjustment is made in the calculation of AFFO for nonrecurring capital expenditures. See Capital Expenditures, Grocery-Anchored Shopping Center Portfolio, and Office Building Portfolio sections for definitions of these terms.

17)    Since our AFFO results are positive for the periods reflected, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.

See Definitions of Non-GAAP Measures beginning on page S-19.

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 6

Preferred Apartment Communities, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per-share par values)	September 30, 2021	December 31, 2020
Assets
Real estate
Land	$553,123	$605,282
Building and improvements	2,705,489	3,034,727
Tenant improvements	122,341	184,288
Furniture, fixtures, and equipment	358,002	306,725
Construction in progress	5,595	12,269
Gross real estate	3,744,550	4,143,291
Less: accumulated depreciation	(553,697)	(509,547)
Net real estate	3,190,853	3,633,744
Real estate loan investments, net	181,623	279,895
Total real estate and real estate loan investments, net	3,372,476	3,913,639

Cash and cash equivalents	54,568	28,657
Restricted cash	54,010	47,059
Note receivable and revolving line of credit due from related party	9,011	10,874
Accrued interest receivable on real estate loans	15,754	22,528
Acquired intangible assets, net of amortization	67,897	127,138
Tenant lease inducements, net	16,863	18,206
Investment in unconsolidated joint venture	6,101	6,657
Tenant receivables and other assets	62,355	106,321

Total assets	$3,659,035	$4,281,079

Liabilities and equity
Liabilities
Mortgage notes payable, net of deferred loan costs and mark-to-market adjustment	$2,384,583	$2,594,464
Revolving line of credit	—	22,000
Deferred revenue	33,139	36,733
Accounts payable and accrued expenses	51,380	41,912
Deferred liability to Former Manager	23,856	23,335
Contingent liability due to Former Manager	14,682	14,814
Accrued interest payable	6,638	7,877
Dividends and partnership distributions payable	19,797	20,137
Acquired below market lease intangibles, net of amortization	37,097	51,934
Prepaid rent, security deposits and other liabilities	27,769	29,425
Total liabilities	2,598,941	2,842,631

Commitments and contingencies
Equity
Stockholders' equity
Series A Redeemable Preferred Stock, $0.01 par value per share; 3,050 shares authorized; 2,226 shares
issued; 1,344 and 1,735 shares outstanding at September 30, 2021 and December 31, 2020, respectively	13	17
Series A1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 247 and 149
shares issued and 246 and 149 shares outstanding at September 30, 2021 and December 31, 2020, respectively	2	1
Series M Redeemable Preferred Stock, $0.01 par value per share; 500 shares authorized; 106 shares
issued; 84 and 89 shares outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Series M1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 34 and 19
shares issued; 32 and 19 shares outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Common Stock, $0.01 par value per share; 400,067 shares authorized; 52,897 and 49,994 shares issued
and outstanding at September 30, 2021 and December 31, 2020, respectively	529	500
Additional paid-in capital	1,245,640	1,631,646
Accumulated (deficit) earnings	(183,562)	(192,446)
Total stockholders' equity	1,062,623	1,439,719
Non-controlling interest	(2,529)	(1,271)
Total equity	1,060,094	1,438,448

Total liabilities and equity	$3,659,035	$4,281,079

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Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
(In thousands)	2021	2020
Operating activities:
Net income (loss)	$8,873	$(199,075)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	130,198	153,096
Amortization of above and below market leases	(4,374)	(6,145)
Amortization of deferred revenues and other non-cash revenues	(4,195)	(3,710)
Amortization of purchase option termination fees	(7,074)	(4,896)
Amortization of equity compensation, lease incentives and other non-cash expenses	4,284	3,027
Deferred loan cost amortization	4,903	5,177
Non-cash accrued interest income on real estate loan investments	(7,958)	(9,208)
Receipt of accrued interest income on real estate loan investments	14,732	10,179
Gains on sale of real estate and real estate loan investment, net	(8,728)	(3,789)
Loss from unconsolidated joint venture	556	120
Cash received for purchase option terminations	9,851	4,800
Loss on extinguishment of debt	—	6,674
(Decrease) increase in allowance for expected credit losses	(260)	5,463
Changes in operating assets and liabilities:
Decrease (increase) in tenant receivables and other assets	2,344	(16,151)
Increase in accounts payable and accrued expenses	19,160	46,821
Increase in deferred liability to Former Manager	—	22,851
Increase in contingent liability	—	15,013
Increase (decrease) in accrued interest, prepaid rents and other liabilities	2,573	(249)

Net cash provided by operating activities	164,885	29,998

Investing activities:
Investments in real estate loans, net of origination fees	(44,635)	(41,311)
Repayments of real estate loans and receipt of origination fees	132,970	71,146
Proceeds from sale of real estate loan investment	12,706	—
Notes receivable (issued) repaid, net	1,863	14,219
Related party notes receivable and lines of credit (issued) repaid, net	—	(5,078)
Acquisition of properties	(335,206)	(187,197)
Disposition of properties	330,856	787
Proceeds from sale of interest in a joint venture	—	19,221
Return of capital from investment in unconsolidated joint venture	—	12,250
Capital improvements to real estate assets	(24,457)	(38,784)
Investment in property development	(546)	(424)

Net cash provided by (used in) investing activities	73,551	(155,171)

(Continued on next page)

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Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows - continued
(Unaudited)

	Nine months ended September 30,
(In thousands)	2021	2020

Financing activities:
Proceeds from mortgage notes payable	286,495	377,749
Repayments of mortgage notes payable	(76,343)	(173,409)
Payments for deposits and other mortgage loan costs	(5,461)	(10,911)
Payments for mortgage prepayment costs	—	(5,733)
Proceeds from Revolving Line of Credit	283,000	321,000
Payments on Revolving Line of Credit	(305,000)	(288,000)
Repayment of Term Loan	—	(70,000)
Proceeds from sales of Preferred Stock, net of offering costs	101,960	159,096
Payments for redemptions and calls of preferred stock	(358,620)	(82,003)
Proceeds from sales of common stock	27,553	4,546
Common Stock dividends paid	(26,911)	(33,271)
Preferred stock dividends and Class A Unit distributions paid	(127,086)	(104,428)
Payments for deferred offering costs	(2,946)	(10,669)
Distributions to non-controlling interests	(2,215)	(20)

Net cash (used in) provided by financing activities	(205,574)	83,947

Net increase (decrease) in cash, cash equivalents and restricted cash	32,862	(41,226)
Cash, cash equivalents and restricted cash, beginning of year	75,716	137,253
Cash, cash equivalents and restricted cash, end of period	$108,578	$96,027

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Real Estate Loan Investments

The following tables present details pertaining to our portfolio of fixed rate, interest-only real estate loan investments.

Project/Property	Location	Maturity date	Optional extension date	Total loan commitments	Carrying amount (1) as of		Current / deferred interest % per annum
					September 30, 2021	December 31, 2020

Multifamily communities:				(in thousands)
Berryessa	San Jose, CA	2/13/2022	2/13/2023	$137,616	$135,052	$126,237	8.5 / 3
Hidden River II	Tampa, FL	10/11/2022	10/11/2024	4,462	4,462	4,462	8.5 / 3.5
Hidden River II Capital	Tampa, FL	10/11/2022	10/11/2024	2,763	2,624	2,461	8.5 / 3.5
Vintage Horizon West	Orlando, FL	10/11/2022	10/11/2024	10,900	9,618	9,019	8.5 / 5.5
Vintage Jones Franklin	Raleigh, NC	11/14/2023	5/14/2025	10,000	8,797	7,904	8.5 / 5.5
Solis Cumming Town
Center	Atlanta, GA	9/3/2024	9/3/2026	20,681	17,764	5,584	8.5 / 5.5
Hudson at Metro West	Orlando, FL	9/1/2024	3/1/2026	16,791	7,803	—	8.5 / 4.5
Oxford Club Drive	Atlanta, GA	2/11/2025	2/11/2027	23,150	3,925	—	8.5 / 4.5
Populus at Pooler	Savannah, GA	5/27/2025	5/27/2026	15,907	3	—	8.5 / 4.25
Populus at Pooler Capital	Savannah, GA	5/27/2025	5/27/2026	1,169	925	—	8.5 / 4.25

Repaid multifamily communities:
Newbergh	Atlanta, GA	N/A	N/A	N/A	—	11,749	(2)
Newbergh Capital	Atlanta, GA	N/A	N/A	N/A	—	6,176	(2)
Vintage Destin	Destin, FL	N/A	N/A	N/A	—	9,736	(2)
Kennesaw Crossing	Atlanta, GA	N/A	N/A	N/A	—	13,025	(2)
The Anson	Nashville, TN	N/A	N/A	N/A	—	6,240	(3)
The Anson Capital	Nashville, TN	N/A	N/A	N/A	—	4,839	(3)
Chestnut Farm	Charlotte, NC	N/A	N/A	N/A	—	11,671	(3)
Southpoint	Fredericksburg, VA	N/A	N/A	N/A	—	7,348	(3)
Southpoint Capital	Fredericksburg, VA	N/A	N/A	N/A	—	4,626	(3)
Cameron Square	Alexandria, VA	N/A	N/A	N/A	—	20,874	(2)
Cameron Square Capital	Alexandria, VA	N/A	N/A	N/A	—	8,850	(2)
V & Three	Charlotte, NC	N/A	N/A	N/A	—	10,335	(2)
V & Three Capital	Charlotte, NC	N/A	N/A	N/A	—	7,162	(2)

Office property:
8West	Atlanta, GA	N/A	N/A	N/A	—	11,858	(4)

				$243,439	190,973	290,156
Unamortized loan origination fees					(1,773)	(1,194)
Allowances for expected credit losses and doubtful accounts					(7,577)	(9,067)
Carrying amount					$181,623	$279,895

(1) Carrying amounts presented per loan are amounts drawn.
(2) The loan was repaid in full satisfaction of the principal amount and all interest due.
(3) All principal and interest due on the loan was received as a credit against the purchase price in conjunction with our acquisition of the underlying property.
(4) This loan was sold at par plus accrued interest to Highwoods Properties, an unrelated party, on July 29, 2021.

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 10

We hold options or rights of first offer, but not obligations, to purchase some of the properties which are partially financed by our real estate loan investments. Certain option purchase prices may be negotiated at the time of the loan closing and are to be calculated based upon market cap rates at the time of exercise of the purchase option, with discounts up to 15 basis points (if any), depending on the loan. As of September 30, 2021, potential property acquisitions and units from projects in our real estate loan investment portfolio for which we hold a purchase option or right of first offer consisted of:

		Total units upon	Purchase option window
Project/Property	Location	completion (1)	Begin	End

Multifamily communities
Purchase options at discount to market:
Hidden River II	Tampa, FL	204	S + 90 days (2)	S + 150 days (2)

Purchase options at market or with rights of first offer:
Hudson at Metro West	Orlando, FL	320	S + 90 days (2)	S + 150 days (2)
Vintage Horizon West	Orlando, FL	340	(3)	(3)
Vintage Jones Franklin	Raleigh, NC	277	(3)	(3)
Solis Cumming Town Center	Atlanta, GA	320	(4)	(4)
Club Drive	Atlanta, GA	352	(5)	(5)
Populus at Pooler	Savannah, GA	316	(6)	(6)

		2,129

(1) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(2) The option period window begins and ends at the number of days indicated beyond the achievement of a 93% occupancy threshold by the underlying property.
(3) The option period window begins on the later of one year following receipt of final certificate of occupancy or 90 days beyond the achievement of a 93% occupancy threshold by the underlying property and ends 60 days beyond the option period beginning date.

(4) We hold a right of first offer on the property.
(5) The option period begins upon the property's achievement of an 85% occupancy threshold. If we are unable to reach an agreement on the property's market value, we have a right of first offer.
(6) The option period begins upon the property's achievement of an 80% occupancy threshold. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 11

Mortgage Indebtedness

    As of September 30, 2021,our mortgage note principal repayment obligations were:

(in thousands)	Total

Maturity dates occurring in:

2021	$36,855
2022	117,045
2023	82,205
2024	290,414
2025	57,492
2026	335,024
2027	317,639
2028	245,105
2029	245,056
2030	356,042
Thereafter	342,344

Totals	$2,425,221

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 12

Multifamily Communities

As of September 30, 2021, our multifamily community portfolio consisted of the following properties:

				Three months ended September 30, 2021
Property	Location	Number of units	Average unit size (sq. ft.)	Average physical occupancy	Average rent per unit

Same-Store Communities:
Aldridge at Town Village	Atlanta, GA	300	969	97.6%	$1,520
Green Park	Atlanta, GA	310	985	98.0%	$1,577
Overton Rise	Atlanta, GA	294	1,018	96.9%	$1,637
Summit Crossing I	Atlanta, GA	345	1,034	98.8%	$1,340
Summit Crossing II	Atlanta, GA	140	1,100	98.1%	$1,444
The Reserve at Summit Crossing	Atlanta, GA	172	1,002	99.6%	$1,432
Avenues at Cypress	Houston, TX	240	1,170	98.1%	$1,529
Avenues at Northpointe	Houston, TX	280	1,167	97.9%	$1,456
Stone Creek	Houston, TX	246	852	96.3%	$1,186
Aster at Lely Resort	Naples, FL	308	1,071	98.3%	$1,539
Sorrel	Jacksonville, FL	290	1,048	96.7%	$1,420
Lux at Sorrel	Jacksonville, FL	265	1,025	96.5%	$1,458
525 Avalon Park	Orlando, FL	487	1,394	96.5%	$1,586
Citi Lakes	Orlando, FL	346	984	97.0%	$1,494
Village at Baldwin Park	Orlando, FL	528	1,069	96.4%	$1,755
Luxe at Lakewood Ranch	Sarasota, FL	280	1,105	95.1%	$1,601
Venue at Lakewood Ranch	Sarasota, FL	237	1,001	97.3%	$1,638
Crosstown Walk	Tampa, FL	342	1,070	97.9%	$1,445
Overlook at Crosstown Walk	Tampa, FL	180	986	96.9%	$1,527
Citrus Village	Tampa, FL	296	980	96.5%	$1,443
Five Oaks at Westchase	Tampa, FL	218	983	96.9%	$1,601
Lodge at Hidden River	Tampa, FL	300	980	97.7%	$1,509
Lenox Village	Nashville, TN	273	906	96.1%	$1,369
Regent at Lenox	Nashville, TN	18	1,072	98.1%	$1,420
Retreat at Lenox	Nashville, TN	183	773	98.0%	$1,298
CityPark View	Charlotte, NC	284	948	94.6%	$1,208
CityPark View South	Charlotte, NC	200	1,005	96.2%	$1,331
Colony at Centerpointe	Richmond, VA	255	1,149	96.7%	$1,496
Founders Village	Williamsburg, VA	247	1,070	97.6%	$1,523
Retreat at Greystone	Birmingham, AL	312	1,100	97.6%	$1,478
Vestavia Reserve	Birmingham, AL	272	1,113	96.9%	$1,608
Adara Overland Park	Kansas City, KS	260	1,116	94.6%	$1,395
Claiborne Crossing	Louisville, KY	242	1,204	98.1%	$1,400
City Vista	Pittsburgh, PA	272	1,023	96.9%	$1,502

Total/Average Same-Store Communities		9,222		97.1%

Stabilized Communities:
Artisan at Viera	Melbourne, FL	259	1,070	97.4%	$1,737
The Menlo	Jacksonville, FL	332	966	96.3%	$1,553
The Blake	Orlando, FL	281	908	97.5%	$1,515
Parkside at the Beach	Panama City Beach, FL	288	1,041	99.3%	$1,487
Horizon at Wiregrass	Tampa, FL	392	973	98.7%	$1,600

Total/Average Stabilized Communities		1,552		97.2%

The Ellison	Atlanta, GA	250	1,064	—	$1,626
Alleia at Presidio	Fort Worth, TX	231	1,022	—	$—
The Anson	Nashville, TN	301	989	—	$—
The Kingson	Fredericksburg, VA	240	993	—	$—
Chestnut Farm	Charlotte, NC	256	995	—	$—
Total Multifamily Community Units		12,052

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 13

For the three-month period ended September 30, 2021, our average same-store multifamily communities' physical occupancy was 97.1%. We calculate average same-store physical occupancy for quarterly periods as the average of the number of occupied units on the 20th day of each of the trailing three months from the reporting period end date and that have been owned for at least 15 full months as of the end of the first quarter of each year. We exclude the operating results of properties for which construction of adjacent phases has commenced, properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We believe "Same Property" information is useful as it allows both management and investors to gauge our management effectiveness via comparisons of financial and operational results between interim and annual periods for those subsets of multifamily communities owned for current and prior comparative periods.

    For the three-month period ended September 30, 2021, our average stabilized physical occupancy was 97.2%. We calculate average stabilized physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date. All of our multifamily communities were stabilized for the three-month period ended September 30, 2021 except The Ellison, Alleia at Presidio, The Anson, The Kingson and Chestnut Farm.

    For the three-month period ended September 30, 2021, our average stabilized economic occupancy was 96.6%. We define average economic occupancy as market rent reduced by vacancy losses, expressed as a percentage. All of our multifamily properties are included in these calculations except for properties which are not yet stabilized (which we define as properties having first achieved 93% physical occupancy for three full months in a quarter), properties which are owned for less than the entire reporting period and properties which are undergoing significant capital projects, have sustained significant casualty losses or are adding additional phases. We also exclude properties which are currently being marketed for sale, of which we had none at September 30, 2021. Average economic occupancy is useful both to management and investors as a gauge of our effectiveness in realizing the full revenue generating potential of our multifamily communities given market rents and occupancy rates.

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 14

Capital Expenditures

    We regularly incur capital expenditures related to our owned multifamily communities. Capital expenditures may be nonrecurring and discretionary, as part of a strategic plan intended to increase a property’s value and corresponding revenue-generating ability, or may be normally recurring and necessary to maintain the income streams and present value of a property. Certain capital expenditures may be budgeted and reserved for upon acquiring a property as initial expenditures necessary to bring a property up to our standards or to add features or amenities that we believe make the property a compelling value to prospective residents in its individual market. These budgeted nonrecurring capital expenditures in connection with an acquisition are funded from the capital source(s) for the acquisition and are not dependent upon subsequent property operating cash flows for funding.

For the three-month period ended September 30, 2021, our capital expenditures for multifamily communities consisted of:

	Capital Expenditures - Multifamily Communities
	Recurring		Non-recurring		Total
(in thousands, except per-unit figures)	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Appliances	$177	$15.51	$—	$—	$177	$15.51
Carpets	570	49.91	—	—	570	49.91
Wood / vinyl flooring	74	6.53	143	12.43	217	18.96
Mini blinds and ceiling fans	73	6.38	—	—	73	6.38
Fire safety	—	—	277	24.52	277	24.52
HVAC	314	27.58	—	—	314	27.58
Computers, equipment, misc.	—	—	31	2.73	31	2.73
Elevators	2	0.18	32	2.78	34	2.96
Exterior painting and lighting	—	—	654	57.00	654	57.00
Leasing office and other common amenities	2	0.15	243	21.20	245	21.35
Major structural projects	—	—	360	31.29	360	31.29
Cabinets, countertops and unit upgrades	—	—	1,046	92.68	1,046	92.68
Landscaping and fencing	—	—	187	16.36	187	16.36
Parking lots and sidewalks	144	12.73	17	1.36	161	14.09
Signage and sanitation	—	—	60	5.29	60	5.29
Totals	$1,356	$118.97	$3,050	$267.64	$4,406	$386.61

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 15

Grocery-Anchored Shopping Center Portfolio

As of September 30, 2021, our grocery-anchored shopping center portfolio consisted of the following properties:

Property name	Location	Year built	GLA (1)		Percent leased	Grocery anchor tenant

Castleberry-Southard	Atlanta, GA	2006	80,018		100.0%	Publix
Cherokee Plaza	Atlanta, GA	1958	102,864		100.0%	Kroger
Governors Towne Square	Atlanta, GA	2004	68,658		100.0%	Publix
Lakeland Plaza	Atlanta, GA	1990	301,711		95.3%	Sprouts
Powder Springs	Atlanta, GA	1999	77,853		98.2%	Publix
Rockbridge Village	Atlanta, GA	2005	102,432		83.0%	Kroger
Roswell Wieuca Shopping Center	Atlanta, GA	2007	74,370		97.8%	The Fresh Market
Royal Lakes Marketplace	Atlanta, GA	2008	119,493		95.3%	Kroger
Sandy Plains Exchange	Atlanta, GA	1997	72,784		100.0%	Publix
Summit Point	Atlanta, GA	2004	111,970		83.4%	Publix
Thompson Bridge Commons	Atlanta, GA	2001	92,587		96.2%	Kroger
Wade Green Village	Atlanta, GA	1993	74,978		94.5%	Publix
Woodmont Village	Atlanta, GA	2002	85,639		97.7%	Kroger
Woodstock Crossing	Atlanta, GA	1994	66,122		98.5%	Kroger
East Gate Shopping Center	Augusta, GA	1995	75,716		93.7%	Publix
Fury's Ferry	Augusta, GA	1996	70,458		98.0%	Publix
Parkway Centre	Columbus, GA	1999	53,088		97.7%	Publix
Greensboro Village	Nashville, TN	2005	70,203		100.0%	Publix
Spring Hill Plaza	Nashville, TN	2005	66,693		100.0%	Publix
Parkway Town Centre	Nashville, TN	2005	65,587		100.0%	Publix
The Market at Salem Cove	Nashville, TN	2010	62,356		97.8%	Publix
The Market at Victory Village	Nashville, TN	2007	71,300		100.0%	Publix
The Overlook at Hamilton Place	Chattanooga, TN	1992	213,095		100.0%	The Fresh Market
Shoppes of Parkland	Miami-Ft. Lauderdale, FL	2000	145,720		100.0%	BJ's Wholesale Club
Crossroads Market	Naples, FL	1993	126,895		100.0%	Publix
Neapolitan Way (2)	Naples, FL	1985	137,580		92.3%	Publix
Berry Town Center	Orlando, FL	2003	99,441		85.4%	Publix
Deltona Landings	Orlando, FL	1999	59,966		98.4%	Publix
University Palms	Orlando, FL	1993	99,172		98.9%	Publix
Disston Plaza	Tampa-St. Petersburg, FL	1954	129,150		96.1%	Publix
Barclay Crossing	Tampa, FL	1998	54,958		100.0%	Publix
Polo Grounds Mall	West Palm Beach, FL	1966	130,285		97.3%	Publix
Kingwood Glen	Houston, TX	1998	103,397		97.1%	Kroger
Independence Square	Dallas, TX	1977	140,218		93.0%	Tom Thumb
Midway Market	Dallas, TX	2002	85,599		94.9%	Kroger
Oak Park Village	San Antonio, TX	1970	64,855		100.0%	H.E.B.
Irmo Station	Columbia, SC	1980	99,384		90.8%	Kroger
Rosewood Shopping Center	Columbia, SC	2002	36,887		93.5%	Publix
Anderson Central	Greenville Spartanburg, SC	1999	223,211		95.6%	Walmart
Fairview Market	Greenville Spartanburg, SC	1998	46,303		97.0%	Aldi
Brawley Commons	Charlotte, NC	1997	122,028		97.5%	Publix
West Town Market	Charlotte, NC	2004	67,883		100.0%	Harris Teeter
Heritage Station	Raleigh, NC	2004	72,946		100.0%	Harris Teeter
Maynard Crossing	Raleigh, NC	1996	122,781		88.6%	Harris Teeter
Wakefield Crossing	Raleigh, NC	2001	75,927		98.2%	Food Lion
Southgate Village	Birmingham, AL	1988	75,092		96.8%	Publix
Hollymead Town Center	Charlottesville, VA	2005	158,807		88.4%	Harris Teeter
Free State Shopping Center	Washington, DC	1970	264,152		88.3%	Giant

			4,922,612		95.4%
Redevelopment properties:
Champions Village	Houston, TX	1973	383,346		66.3%	Randalls
Sweetgrass Corner	Charleston, SC	1999	89,124		32.9%	—
Conway Plaza	Orlando, FL	1966	117,705		76.3%	Publix
Hanover Center (3)	Wilmington, NC	1954	305,346		81.7%	Harris Teeter
Gayton Crossing	Richmond, VA	1983	158,316	(4)	74.0%	Kroger
Fairfield Shopping Center (3)	Virginia Beach, VA	1985	231,829		82.2%	Food Lion

			1,285,666		72.4%

Grand total/weighted average			6,208,278		90.7%

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 16

(1) Gross leasable area, or GLA, represents the total amount of property square footage that can be leased to tenants.
(2) Investment in an unconsolidated joint venture that is not prorated for our ownership percentage.
(3) Property is owned through a consolidated joint venture.
(4) The GLA figure shown excludes the GLA of the Kroger store, which is owned by others.

    As of September 30, 2021, our grocery-anchored shopping center portfolio was 90.7% leased (95.4% excluding redevelopment properties). We define percent leased as the percentage of gross leasable area that is leased as of the period end date, including non-cancelable lease agreements that have been signed which have not yet commenced. This metric is used by management to gauge the extent to which our grocery-anchored shopping centers are delivering their total potential rental and other revenues.

    Details regarding lease expirations (assuming no exercises of tenant renewal options) within our grocery-anchored shopping center portfolio as of September 30, 2021 were:

	Totals
	Number of leases	Leased GLA		Percent of leased GLA

Month to month	15	22,260		0.4%
2021	33	120,732		2.1%
2022	179	621,350		11.0%
2023	141	634,275		11.3%
2024	143	1,181,466		21.0%
2025	124	976,746		17.4%
2026	121	557,236		9.9%
2027	41	239,323		4.3%
2028	29	358,727		6.4%
2029	26	177,566		3.2%
2030	17	129,154		2.3%
2031 +	43	605,861		10.7%

Total	912	5,624,696	5624696	100.0%

    Our grocery-anchored shopping center portfolio contained the following anchor tenants as of September 30, 2021:

Tenant	GLA	Percent of total GLA
Publix	1,179,030	19.0%
Kroger	581,593	9.4%
Harris Teeter	273,273	4.4%
Wal-Mart	183,211	3.0%
BJ's Wholesale Club	108,532	1.7%
Food Lion	76,523	1.2%
Giant	73,149	1.2%
Randall's	61,604	1.0%
H.E.B	54,844	0.9%
Tom Thumb	43,600	0.7%
The Fresh Market	43,321	0.7%
Sprouts	29,855	0.5%
Aldi	23,622	0.4%

Total	2,732,157	44.1%

    Our Quarterly Report on Form 10-Q for the period ended September 30, 2021 will present income statements of New Market Properties, LLC within the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations.
THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 17

    Second-generation capital expenditures within our grocery-anchored shopping center portfolio by property for the third quarter 2021 totaled approximately $686,000. Second-generation capital expenditures exclude those expenditures made in our grocery-anchored shopping center and office building portfolios (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our ownership standards, and (iii) for property redevelopments and repositioning.

Office Building Portfolio

    As of September 30, 2021, our office building portfolio consisted of the following properties:

Property Name	Location	GLA	Percent leased
Three Ravinia	Atlanta, GA	814,000	81%
Westridge at La Cantera	San Antonio, TX	258,000	100%
Brookwood Center	Birmingham, AL	169,000	100%

Total/Average		1,241,000	87%

As of September 30, 2021, our office building portfolio includes the following significant tenants:

	Rentable square footage	Percent of Annual Base Rent	Annual Base Rent (in thousands)
InterContinental Hotels Group	493,000	44.8%	$12,064
USAA	129,000	12.2%	3,275
Vericast	129,000	11.2%	3,027
Southern Natural Gas	63,000	7.6%	2,049
Surgical Care Associates	48,000	5.7%	1,543

Total	862,000	81.5%	$21,958

    We define Annual Base Rent as the current monthly base rent annualized under the respective leases.

    As of September 30, 2021, the leased square footage of our office building portfolio expires according to the following schedule:

		Percent of
Year of lease expiration	Rented square	rented
	feet	square feet
2021	1,000	0.1%
2022	12,000	1.1%
2023	39,000	3.7%
2024	22,000	2.1%
2025	100,000	9.4%
2026	8,000	0.7%
2027	323,000	30.2%
2028	63,000	5.9%
2029	—	—%
2030	—	—%
2031 +	500,000	46.8%

Total	1,068,000	100.0%
    The Company recognized second-generation capital expenditures within its office building portfolio of approximately $1.1 million during the third quarter 2021.

THIRD QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 18

Definitions of Non-GAAP Measures

    We disclose FFO, Core FFO, AFFO and NOI, each of which meet the definition of a “non-GAAP financial measure”, as set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this filing a statement of why the Company believes that presentation of these measures provides useful information to investors. The non-GAAP measures of FFO, Core FFO, AFFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further FFO, Core FFO, AFFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Funds From Operations Attributable to Common Stockholders and Unitholders (“FFO”)

    FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations,” which was restated in 2018, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how Net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. We have adopted the NAREIT definition for computing FFO as a meaningful supplemental gauge of our operating results, and as is most often presented by other REIT industry participants.

    The NAREIT definition of FFO (and the one reported by the Company) is:

Net income/loss, excluding:
•depreciation and amortization related to real estate;
•gains and losses from the sale of certain real estate assets;
•gains and losses from change in control and
•impairment writedowns of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

    Not all companies necessarily utilize the standardized NAREIT definition of FFO, so caution should be taken in comparing the Company’s reported FFO results to those of other companies. The Company’s FFO results are comparable to the FFO results of other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Core Funds From Operations Attributable to Common Stockholders and Unitholders (“Core FFO”)

    The Company makes adjustments to FFO to remove costs incurred and revenues recorded that are singular in nature and outside the normal operations of the Company and portray its primary operational results. The Company calculates Core FFO as:

FFO, plus:
• acquisition and pursuit (dead deal) costs;
• loan cost amortization on acquisition line of credit and loan coordination fees;
• losses on debt extinguishments or refinancing costs;
• Internalization costs;
• expenses incurred on calls of preferred stock;
• deemed dividends for redemptions of and non-cash dividends on preferred stock;
• expenses related to the COVID-19 global pandemic; and

Less:
• earnest money forfeitures by prospective asset purchasers.

Core FFO figures reported by us may not be comparable to Core FFO figures reported by other companies. We utilize Core FFO as a supplemental measure of the operating performance of our portfolio of real estate assets. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of Core FFO removes costs incurred and revenues recorded
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that are often singular in nature and outside the normal operations of the Company, we believe it improves comparability to investors in assessing our core operating results across periods. Core FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Adjusted Funds From Operations Attributable to Common Stockholders and Unitholders (“AFFO”)

    AFFO makes further adjustments to Core FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. The Company calculates AFFO as:

Core FFO, plus:
• non-cash equity compensation to directors and executives;
• non-cash (income) expense for current expected credit losses;
• amortization of loan closing costs;
• depreciation and amortization of non-real estate assets;
• net loan origination fees received;
• deferred interest income received;
• amortization of lease inducements;
• cash received in excess of (exceeded by) amortization of purchase option termination revenues;
• non-cash dividends on Series M1 Preferred Stock and mShares; and
• earnest money forfeiture from prospective asset purchaser;

Less:
• non-cash loan interest income;
• cash paid for loan closing costs;
• amortization of straight-line rent adjustments and acquired real estate intangible assets and/or liabilities;
• amortization of deferred revenues; and
• normally-recurring capital expenditures and capitalized second generation leasing costs.

    AFFO figures reported by us may not be comparable to those AFFO figures reported by other companies. We utilize AFFO as another measure of the operating performance of our portfolio of real estate assets. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of AFFO removes other significant non-cash charges and revenues and other costs which are not representative of our ongoing business operations, we believe it improves comparability to investors in assessing our core operating results across periods. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Same-Store Net Operating Income (“NOI”)

    We use same-store net operating income as an operational metric for our same-store multifamily communities, enabling comparisons of those properties’ operating results between the current reporting period and the prior year comparative period. We define our population of same-store multifamily communities as those that are stabilized and that have been owned for at least 15 full months as of the end of the first quarter of each year, and exclude the operating results of properties for which construction of adjacent phases has commenced, and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We define net operating income as rental and other property revenues, less total property and maintenance expenses, property management fees, real estate taxes, general and administrative expenses, and property insurance. We believe that net operating income is an important supplemental measure of operating performance for REITs because it provides measures of core operations, rather than factoring in depreciation and amortization, financing costs, acquisition costs, and other corporate expenses. Net operating income is a widely utilized measure of comparative operating performance in the REIT industry, but is not a substitute for the most comparable GAAP-compliant measure, net income/loss.

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About Preferred Apartment Communities, Inc.

    Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of September 30, 2021, the Company owned or was invested in 107 properties in 13 states, predominantly in the Southeast region of the United States.

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